May 2, 2006
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Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES RESULTS FOR THE THIRD QUARTER OF
FISCAL YEAR 2006

Plymouth, Michigan, May 2, 2006 - Perceptron, Inc. (NASDAQ: PRCP) today announced sales of $13.4 million and net income of $1.0 million, or $0.12 per diluted share, for the third quarter ended March 31, 2006, compared with sales of $12.9 million and net income of $744,000, or $0.08 per diluted share, for the quarter ended March 31, 2005. For the nine-month period ended March 31, 2006 the Company reported sales of $43.4 million and net income of $3.5 million or $0.38 per diluted share, compared with sales of $39.9 million and net income of $3.2 million, or $0.34 per diluted share, for the same period one year ago. Fiscal 2006 results included net non-cash stock-based compensation expense of $112,000, or $.01 per diluted share, for the third quarter and $423,000, or $.05 per diluted share, for the nine months ended March 31, 2006 related to the adoption of a new accounting pronouncement, Statement of Financial Accounting Standard 123 (revised), (SFAS 123R).

Sales in North America of $10.8 million were up approximately $3.3 million, and sales in Europe of $2.3 million were down approximately $2.7 million compared to the third quarter of fiscal 2005. The changes in both regions primarily reflected the number and timing of new vehicle programs and the Company’s Automated Systems sales associated with those programs.

The gross profit margin this quarter was 53.2% compared with 51.1% in the third quarter of fiscal 2005. The Company’s margin from quarter to quarter varies due to a number of factors. The results for this quarter were favorably impacted by the recognition of deferred revenues related to customer buy-off on completed system installations with nominal associated costs.

Selling, general and administrative expenses of approximately $3.9 million in the current quarter were comparable to the third quarter of fiscal 2005 as higher costs for personnel additions, accrued profit sharing, and non-cash stock compensation expense were partially offset by lower bad debt expense. Engineering, research and development expenses of approximately $2.0 million were $303,000 higher than the third quarter of fiscal 2005 primarily due to spending on new product development, accrued profit sharing and non-cash stock compensation expense.

The Company had new order bookings of $8.5 million during the third quarter compared with new order bookings of $18.9 million in the second quarter of fiscal 2006 and $16.2 million for the quarter ended March 31, 2005. The Company's backlog was $17.0 million as of March 31, 2006 compared with $18.9 million as of March 31, 2005.

Alfred A. Pease, chairman, president and chief executive officer, commented, “We are pleased with the operating results for the third quarter of fiscal 2006, which were stronger than we expected at the start of the quarter.

“Orders during the quarter of $8.5 million were lower than historical levels primarily due to the timing of customer delivery requirements for certain large AutoGauge® systems. Based on current business being quoted, we expect new orders for the fourth quarter of fiscal 2006 to improve significantly to approximately $15 million to $17 million. With this level of orders, we expect fiscal year end 2006 backlog to be approximately $21 million to $23 million, compared to a backlog of $18.0 million at fiscal year end 2005.

“The combination of low orders in the third quarter and the expected timing of customer delivery requirements will impact our sales level during the fourth quarter. We now expect sales of approximately $11 million during the fourth quarter and as a result we expect to report a net loss in the quarter.

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Sales for fiscal year 2006 are expected to be comparable to those of fiscal 2005. As a result of new investments in fiscal 2006, largely in personnel, for recently introduced products, new product development and potential geographic growth opportunities and the net non-cash stock-based compensation expense related to the adoption of SFAS 123R, the Company expects net income levels for fiscal 2006 to be lower than fiscal 2005.

“The sales outlook for the first quarter of fiscal 2007 is strong, as we expect to ship orders originally forecast for the fourth quarter of fiscal 2006, begin to see our European sales rebound, and see increased returns from investments in people and products made during fiscal 2006.”

Mr. Pease continued, “During the third quarter, the Company repurchased 133,400 shares of its stock at a cost of $1.0 million. Our balance sheet remains strong. We had no debt and cash of $22.2 million as of March 31, 2006. Shareholders’ equity was $54.5 million, or $5.99 per diluted share as of March 31, 2006.”

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, chairman, president and chief executive officer today at 10:00 AM (EDT). Investors can access the call at http://www.videonewswire.com/event.asp?id=33589  or by dialing 866 239-0753 (domestic callers) or 718 354-1157 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM today and running until 11:59 PM on Tuesday, May 9, 2006. You can access the rebroadcast by dialing 888 203-1112 (domestic callers) or 719 457-0820 (international callers) and entering the passcode of 9755843. A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron
Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 240 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan and Singapore. For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2006 and future revenue, new orders, gross profit and net income levels, the rate of new orders and the timing of revenue and net income increases from the Company’s plans to make important new investments, largely for personnel, for new product and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the United States and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability to implement identified business opportunities on terms acceptable to the Company and the

May 2, 2006
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effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs. The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- Financial Tables Follow -

May 2, 2006
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PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
 (Unaudited)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Net Sales	$13,447	$12,879	$43,395	$39,935
Cost of Sales	6,298	6,299	22,365	19,909
Gross Profit	7,149	6,580	21,030	20,026
Selling, General and Administrative Expense	3,850	3,810	10,794	9,962
Engineering, Research and Development Expense	1,984	1,681	5,742	5,301
Operating Income (Note 1)	1,315	1,089	4,494	4,763
Interest Income, net	206	138	457	356
Foreign Currency and Other	40	(40)	124	68
Income Before Income Taxes	1,561	1,187	5,075	5,187
Income Tax Expense	513	443	1,564	2,011
Net Income (Note 1)	$1,048	$744	$3,511	$3,176

Earnings Per Share
Basic	$0.12	$0.08	$0.41	$0.36
Diluted	$0.12	$0.08	$0.38	$0.34

Weighted Average Common Shares Outstanding
Basic	8,453	8,775	8,650	8,751
Diluted	9,092	9,490	9,258	9,430

Condensed Balance Sheets		March 31,	June 30,
		2006	2005
Cash and Cash Equivalents		$22,196	$20,374
Receivables, net		20,143	22,305
Inventories, net		7,314	5,884
Other Current Assets		1,773	1,935
Property and Equipment, net		7,695	7,687
Other Non-Current Assets, net		4,365	5,205
Total Assets		$63,486	$63,390
Current Liabilities		$8,987	$9,398
Shareholders' Equity		$54,499	53,992
Total Liabilities and Shareholders' Equity		$63,486	$63,390

Note 1: Effective July 1, 2005, the Company was required to adopt Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment, which requires the recording of non-cash, stock-based compensation expense. The total non-cash expense was $140,000 in the quarter and $523,000 for the nine months ended March 31, 2006. The net income impact was $112,000 in the quarter and $423,000 for the nine months ended March 31, 2006.